THE INTERLAKE CORPORATION            EXHIBIT 10.1


                     1996 Senior Executive Incentive Program


                               Section 1.  Purpose
          l.l Purpose The purpose of the Senior Executive Incentive Program ("the Program") is to promote improved performance both in 1996, through an Annual Plan, and over the three-year period running through 1998, through a Long Term Plan, in each case through the provision of meaningful incentives for the achievement of specified financial and individual goals.


                    Section 2.   Eligibility and Participation

          2.l  Eligibility   Eligibility for participation in this Program is
limited to those Employees deemed to be, by virtue of the nature and scope of their positions, most able to promote the achievement by the Company of its financial objectives and its overall success.

          2.2  Participation   Participation in the Program will be determined
by the Board, based upon the recommendation of the Chief Executive Officer and the Compensation Committee.

          2.3  Award Opportunities.   For each Participant, and for each of
the Annual Plan and the Long Term Plan, the Board will designate, upon the recommendations of the Chief Executive Officer and the Compensation Committee, the Threshold, Plan, Target and Stretch goals for each relevant Performance Measure, and the amount of Award payable to such Participant upon achievement of such goals ("Award Opportunities").

          2.4 Organizational Units. For each Participant the Board will designate, upon the recommendations of the Chief Executive Officer and the Compensation Committee, the Organizational Unit upon the performance of which such Participant s Awards will be based (e.g., Corporate, Hoeganaes Corporation, Chem-tronics, Inc., Material Handling-Worldwide, etc.).

          2.5 Changes In Participation During Year Contemporaneously with the demotion or reassignment of a Participant, the Board or the Chief Executive Officer may terminate a Participant s participation in this Program without otherwise affecting the employment status of such Employee. The Employee will be notified of such termination as soon as practicable following such action. In the case of such a termination, any Annual Award to which the terminated Participant s would have been entitled will be pro rated based upon that portion of the Year during which he was a Participant, adjusted for personal performance; and any LTP Award to which such Participant would have been entitled will be pro rated based upon the ratio of the number of complete fiscal years the Participant was employed during the LTP Period to three (3).

          2.6  No Right to Participate   No Participant or other Employee at
any time shall have a right to be selected for participation in this Program, despite having been approved for participation in some other year, nor any right to be selected for participation in any plan or program for any other year, despite having been selected for participation in this Program.


                  Section 3.  Annual Plan -- Award Determination

          3.1 Performance Measures. Annual Awards will be based on the following Performance Measures in the percentages indicated:

          Corporate Participants          Weighting Factor

            Corporate EBIT                   50  %
            Corporate ACWC/S                 30  %
            Corporate Revenue Growth         10  %
            Individual Competencies          10  %


          Participants in Organizational
          Units Other Than Corporate      Weighting Factor

            Organizational Unit EBIT          40 %
            Organizational Unit ACWC/S        24 %
            Organizational Unit Revenue Growth
           8 %
            Individual Competencies                  8 %

Total Organizational Portion                            80%

            Corporate EBIT                    10 %
            Corporate ACWC/S                   5 %
            Corporate Revenue Growth           5 %       20  %
                                                        100 %

          3.2 Annual Award Calculation. Each Participant's Annual Award will equal the sum of the amounts earned based on the Award Opportunities set for such Participant in accordance with Section 2.3 for the relevant Annual Performance Measures set by the Board in accordance with Sections 2.3 and 3.1, with interpolation between the Threshold, Plan, Target and Stretch goals in determining the amount earned with respect to each Annual Performance Measure. All determinations of Annual Awards by the Board will be conclusive, absent manifest error.

          3.3 Annual EBIT Threshold. Notwithstanding any other provision of this Section 3, a Participant may not, in the case of a Corporate Participant, earn any Annual Award, and in the case of any other Participant, earn any Annual Award based on the 80% Award Opportunity related to his or her Organizational Unit, unless his or her Organizational Unit meets its EBIT Threshold. A Participant in an Organizational Unit other than Corporate may not earn any Annual Award based on the 20% Award Opportunity related to Corporate performance unless Corporate meets its EBIT Threshold.

          3.4 Corporate Participants - No Default on Indebtedness. No Corporate Participant may earn any Annual Award if the Company shall, during the course of the Year, default in the payment of principal or interest when due under any note, debenture or other instrument evidencing borrowed money, which default is not cured within the applicable cure period.


                Section 4.   Long Term Plan -- Award Determination

          4.1 LTP Performance Measure. Each Participant s LTP Award will be based on the EBIT Margin achieved by the Company on a consolidated basis over the LTP Period (the "LTP Performance Measure").

          4.2  LTP Awards Calculation.   Each Participant s LTP Award will
equal the amount earned based on the Award Opportunity set for such Participant in accordance with Section 2.3 based on achievement against the LTP Performance Measure, with interpolation between the Threshold, Plan, Target and Stretch goals in determining the amount earned with respect to such LTP Performance Measure. All determinations of LTP Awards by the Board will be conclusive, absent manifest error.


                          Section 5.  Payment of Awards

          5.1 Timing. Awards under the Annual Plan will be paid as soon as practicable following the end of the Year as the Board may determine. Awards under the Long Term Plan will be paid as soon as practicable following the end of the LTP Period as the Board may determine.

          5.2  Form of Payment.  All awards will be paid:

               (a)                        Cash portion.   Seventy percent (70%)
in cash; and

               (b)                        Stock portion.   In the discretion of
               the Compensation Committee of the Board of Directors, the remaining 30% either:

                  (i) by the issuance of a number of shares of Stock which has an aggregate market value equal to such 30%, based on the average closing price during December, 1995, of $2.275; or

                  (ii) by the payment of an amount of cash equal to the market value of the number of shares of Stock which would have been issuable pursuant to clause 5.2 (b)(i) immediately above, such market value to be based on the closing price of the Stock on the date three business days prior to the date of payment.

Shares of stock issued pursuant to Section 5.2 (b) (i) may be issued either as fully registered shares or as restricted stock, in the sole discretion of the Compensation Committee.

          5.3  Payment in the Event of Death.   In the event of death, Awards
will be paid to the Participant's estate.

          5.4  Payment in the Event of Change in Control.   If any Participant
becomes entitled to payments under this Program by virtue of the operation of
Section 6.3 hereof, such payments will be made at the same time any payments under Section 4 (a) of the Severance Pay Agreements would be payable regardless of whether any payments are actually due to the Participant in question under
Section 4 (a) of the Severance Pay Agreements.


                      Section 6.   Termination of Employment

          6.l Voluntary Termination; Termination for Cause. In the event a Participant voluntarily terminates employment, or is terminated for Cause, all rights to Awards under this Program will be forfeited.

          6.2  Other Terminations.    In the event a Participant's employment
is terminated for any reason not covered by Section 6.1, including without limitation by reason of death, total and permanent disability (as determined by the Board of Directors) or retirement, or termination by the Company other than for Cause, such Participant will be entitled to:

               (a) a pro rata portion of any Annual Award to which the Participant would have been entitled based upon that portion of the Year during which he or she was a Participant; and

               (b) a pro rata portion of any LTP Award to which such Participant would have been entitled based upon the ratio of the number of complete fiscal years the Participant was employed during the LTP Period to three (3).

          6.3 Termination following a Change in Control. In the event that following a Change in Control a Participant's employment is terminated, or the Participant terminates his or her own employment, under circumstances which would entitle an Executive under the Severance Pay Agreements to receive the severance compensation set forth under Section 4(a) of such Severance Pay Agreements, then in addition to any other amounts due to such Participant under this Section 6, such Participant will be entitled to receive an amount under the Long Term Plan equal to the greater of (i) his or her Target Award Opportunity under the Long Term Plan, or (ii) the amount which would be payable to such Participant under the Long Term Plan were the rate of improvement in performance of such Participant's Organizational Unit against the relevant LTP Performance Measure since December 31, 1995, projected to continue at the same rate to the end of the LTP Period.

                       Section 7.   Rights of Participants

          7.l  Employment    Nothing in this Program will interfere with or
limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

          7.2  Nontransferability    No right or interest of any Participant in
this Program is assignable or transferable, nor may be made subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

          7.3  Board Member Participants    No member of the Board who also is
a Participant will vote as to any action taken by the Board with respect to awards to be made to him under the Program or with respect to his designation as a Participant.


                           Section 8.   Administration

          8.l  Administration    This Program will be administered by the Vice
President-Human Resources of The Interlake Corporation in accordance with its terms and such rules, if any, as may be established from time to time by the Board for the administration of this Program.

          8.2  Disputes    The determination of the Board as to any disputed
question arising under this Program, including questions of construction and interpretation, will be final, binding, and conclusive upon all persons.


                             Section 9.   Amendments

          9.l  Amendments    The Board, in its absolute discretion, without
notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Program; provided, that no such modification or amendment may, without the consent of a Participant, reduce the right of a Participant (or his successor as the case may be) to a payment or distribution hereunder to which he would have otherwise become entitled under this Program, nor may any amendment modify the provisions of Section 5.4 and
6.3 hereof.

                              Section l0.   General

          l0.l Governing Law    The Program will be construed in accordance
with and governed by the laws of the State of Illinois.

          l0.2 Withholding Taxes    The Company has the right to deduct from
all payments under this Program any Federal, state or local taxes required by the law to be withheld with respect to such payments.

          10.3 Supersession of Prior Plan    This Program supersedes in its
entirety the 1995 Executive Incentive Compensation Plan of The Interlake Corporation, as heretofore restated, except as to Executive Incentive Compensation Awards and related matters in respect of periods prior to 1996.

                            Section 11.   Definitions

          11.l Definitions When capitalized and used in this Program, the following terms have the following meanings:

          (a) "Annual Award" means the amount of incentive compensation earned by a Participant under the Annual Plan.

          (b) "Annual Plan" means the annual plan for the Year set forth as part of this Program.

          (c)  "Annual Performance Measures" means for each Participant the relevant performance measures under the Annual Plan as set by the Board in accordance with Sections 2.3 and 3.1.

          (d)  "Average Controllable Working Capital to Sales Ratio"
               ("ACWC/S") means the ratio of the twelve-month average of Controllable Working Capital (FIFO based) to the total annual net sales of the Organizational Unit, except that Corporate Average Controllable Working Capital to Sales Ratio is the ratio of the twelve-month average Controllable Working Capital (FIFO based) of all Organizational Units (other than Corporate) to the total annual net sales of all such Organizational Units.

          (e)  "Awards" means Annual Awards and LTP Awards.

          (f)  "Award Opportunities" has the meaning ascribed to it by Section
               2.3.

          (g)  "Board" means the Board of Directors of The Interlake
               Corporation.

          (h)  "Cause" means "Cause" as defined in the Severance Pay
               Agreements.

          (i) "Change in Control" has the meaning ascribed to it in the Severance Pay Agreements.

          (j)  "Company" means The Interlake Corporation.

          (k) "Compensation Committee" means the Compensation Committee of the Board of Directors of The Interlake Corporation.

          (l) "Controllable Working Capital (FIFO based)" shall be the net of each Organizational Unit's current assets and current liabilities (other than cash, interest-bearing and intercompany items and income tax related accounts) invested in each such Organizational Unit, at the end of each four or five-week period in each Year. It includes accounts receivable, inventories (before any reserves for LIFO), prepayments and other current assets, minus accounts payable, accrued liabilities, accrued salaries and wages, and taxes other than income. Each of such current assets and current liabilities is subject to adjustment to eliminate items which, in the opinion of the Board, are unusual in nature, amount or both. Corporate Controllable Working Capital is the sum of the Controllable Working Capital of all Organizational Units other than Corporate.

          (m) "Earnings Before Interest and Taxes" or "EBIT" means net sales of continuing operations of each Organizational Unit less cost of products sold, less selling and administrative expenses (which shall not include any items of expenses classified by the Corporation's Chief Financial Officer as Corporate expenses, including any revenue or expense from intercompany transactions) adjusted so as to exclude items of revenue and expenses which, in the opinion of the Board, are unusual in nature, amount or both.

          (n) "EBIT Margin" means the ratio of the Company's EBIT over the LTP Period to its aggregate Net Sales for the LTP Period.

          (o) "Employee" means a regular, active, full-time salaried employee of the Company who is in a position meeting the defined eligibility criteria for participation set forth in Section 3.1.

          (p) "Long-Term Plan" or "LTP" means the long term plan for the LTP Period set forth as part of this Program.

          (q) "LTP Award" means the amount of incentive compensation earned by a Participant under the Long Term Plan.

          (r) "LTP Performance Measure" means for each Participant the relevant performance measure under the Long Term Plan as set forth by the Board in accordance with Sections 2.3 and 4.1.

          (s) "LTP Period" means the three-year period comprised of the Company's 1996, 1997 and 1998 fiscal years.

          (t) "Net Sales" for any Organizational Unit means such unit's net sales for the period in question.

          (u) "Organizational Unit" means a Participant's Organizational Unit as designated by the Board as contemplated by Section 2.4.

          (v) "Participant" means an Employee who is approved by the Board to participate in the Plan.

          (w) "Performance Measures" means the performance measures adopted by the Board as provided in Section 2.3, consistent with Sections
               3.1 and 4.1.

          (x) "Revenue Growth" for any Organizational Unit means the % increase in Net Sales for the Year as compared to fiscal year 1995.

          (y) "Severance Pay Agreements" means those Severance Pay Agreements dated as of March 1, 1994, between the Company and certain executives as in effect on January 1, 1996, regardless of whether any such agreements remain in effect at any time during this Program.

          (z)  "Stock" means common stock of the Company.

          (aa) "Year" means the 1996 fiscal year of the Company.